FORM OF SECOND AMENDMENT, WAIVER AND PURCHASE AGREEMENT

This Second Amendment, Waiver and Purchase Agreement (this “Agreement”) is made and entered into as of August 22, 2023 (the “Effective Date”) by and between Rapid Therapeutic Science Laboratories, Inc. (the “Company”) and __________ (the “Purchaser” and together with the Company, individually a “Party” and collectively the “Parties”) for the purpose of, among other things, (i) amending that certain Original Issue Discount Convertible Debenture issued on August 4, 2021 due September 1, 2022, as amended, (the “August Debenture”) and that certain Original Issue Discount Convertible Debenture issued on May 31, 2022 due September 1, 2022 (the “May Debenture”, collectively, with the August Debenture, the “Debentures”), (ii) amending that certain Common Stock Purchase Warrant to purchase shares of Common Stock issued to the Purchaser on August 4, 2021, as amended, (the “August Warrant”) and that certain Common Stock Purchase Warrant to purchase shares of Common Stock issued to the Purchaser on May 31, 2022 (the “May Warrant”, collectively, with the August Warrant, the “Warrants”) and (iii) waiving any and all prior and currently existing events of default under the Debenture as of the date hereof. Reference is made to that certain Securities Purchase Agreement, dated as of August 1, 2021, as amended, by and between the Parties (the “SPA”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the SPA.

WHEREAS, the Company is currently and has continuously been in default since September 1, 2022 of the covenants and obligations set forth in the Debentures to repay the obligation under the Debentures when it became due;

WHEREAS, the Company desires to have such events of default under the Debentures waived by the Purchaser and further desires to extend the maturity date of the Debentures; and

WHEREAS, to affect such waivers the Parties agree to the covenants and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Amendment of Debentures. Concurrently with the execution and delivery of this Agreement by the Parties, the Debentures shall be amended as follows:

a.The definition of the term “Maturity Date” shall be amended such that all references to “Maturity Date” in the Original Debenture shall mean the earlier of (i) within 48 hours of the closing of a Qualified Offering, (ii) within 48 hours of the date on which the Company’s Common Stock is listed on a “national securities exchange” as defined in the Exchange Act and (iii) December 31, 2023.

b.The following shall be inserted as Section 4(f) in the Debentures:

“f) Notwithstanding anything to the contrary herein, the Holder may also effect an “alternate conversion”. In such event, the conversion price in effect on the Conversion Date would be the Alternate Conversion Price. “Alternate Conversion Price” means, the lower of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable alternate conversion, and (ii) 65% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.”

2.Amendment of Warrants. Concurrently with the execution and delivery of this Agreement by the Parties, the Warrants shall be amended as follows:

a.The definition of the term “Termination Date” shall be amended such that all references to “Termination Date” in the Original Warrant shall mean August 22, 2028.

b.Section 2(b) of the Warrants is hereby amended and restated as follows:

“b)Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).”

c.The number of Warrant Shares issuable upon exercise of the August Warrant shall be 194,188 and the number of Warrant Shares issuable upon exercise of the May Warrant shall be 388,236.

3.Issuance of Warrants.

a.Concurrently with the execution and delivery of this Agreement by the Parties, the Company hereby agrees to issue you or your designees:

i.a new unregistered Common Stock Purchase Warrant (“New Warrant”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to 5,000,000 shares of Common Stock of the Company (the “New Warrant Shares”), which New Warrant shall  have an exercise price per share equal to $0.01, subject to adjustment as provided in the New Warrant, will be exercisable at any time on or after the date of issuance, and have a term of exercise of five and one-half (5.5) years from  the date of issuance, provided that, if such termination date is not a Trading Day, the date that is the immediately following Trading Day, which New Warrant shall be substantially in the form as set forth in Exhibit A hereto.

ii.The New Warrant certificate(s) will be delivered within two (2) Trading Days following the date of the Agreement, and such New Warrants, together with any underlying shares of Common Stock issued upon exercise of the New Warrants, will, unless and until registered, contain customary restrictive legends and other language typical for an unregistered warrant and unregistered shares.

4.Issuance of Rule 144 Opinion.

a.The Company covenants it will immediately confirm to Purchaser that the securities being issued under Rule 144 meets all Rule 144 requirements, is free trading and is to be issued without a restrictive legend.

5.Waiver of Events of Default. The Purchaser hereby agrees that effective at the Effective Date, the Purchaser irrevocably waives all prior and current events of default on the Debentures. Nothing herein shall be construed as waiving any future events of default under the Debentures or any other documents or agreements following the Effective Date.

6.Additional Consideration for Waiver. As consideration for the waiver contemplated in Section 3 hereof, on or prior to Closing, the Company agrees to amend the Debentures and Warrants in accordance with Sections 1 and 2 hereof. Such amended Debentures and Warrants shall be delivered within two (2) days of the Effective Date.

7.Representations and Warranties of the Company. Except as disclosed in any disclosure schedules delivered herewith, each of the representations and warranties of the Company in the SPA are true and correct as of the date hereof. In addition to such representations and warranties, the Company represents and warrants as follows:

a.Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, the Debentures and the Warrants (collectively, the “Transaction Documents”) and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

c.Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 8 of this Agreement and (ii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

d.Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The shares of Common Stock issuable upon conversion of the Debentures and Warrants, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

e.Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the New Warrants and New Warrant Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the New Warrants and New Warrant Shares for, sale to the Holder at Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Holder.

8.Representations and Warranties of the Purchaser. Each of the representations and Warranties of the Purchaser in the SPA are true and correct as of the date hereof.

9.Disclosure. The Company shall within two (2) business days of the date hereof file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including this Agreement, the amended Debentures and the amended Warrants as exhibits thereto, with the Commission.  From and after the filing of the Form 8-K, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. In addition, effective upon filing of the Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, shall terminate. The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

10.Additional Consideration and Release. In consideration of this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and confessed, each of the Parties, on behalf of themselves and their Affiliates which expressly includes, but is not limited to, all officers, directors, shareholders, employees, attorneys, accountants and/or contractors, (collectively, the “Releasing Parties”), does hereby fully, finally, completely, generally, and release, discharge, and relinquish each other Party and their Affiliates (collectively, the “Released Parties”) from any and all claims, actions, demands, liens, and causes of action of whatever kind or character, at law or in equity, whether now known or unknown, present or future, liquidated or unliquidated, joint or several, matured or unmatured, direct, indirect, or derivative, fixed or contingent, that the Releasing Parties have or might claim to have against the Released Parties existing as of the date of the Parties’ execution of this Agreement for any and all injuries, harm, damages (actual and/or punitive), penalties, costs, losses, expenses, attorneys’ fees, and/or other liability or detriment, if any, whatsoever and whenever incurred or suffered, and whether arising in contract or in tort, breach of any duty, violation of any law or regulation, under common law or statute including, but not limited to any matter related to or arising out of the Debentures, Warrants and/or SPA. This Release is intended to cover all claims which could have been asserted against the Released Parties under any common law theories, including but not limited to theories of negligence, gross negligence, intentional conduct, fraud, fraud in the inducement, undue influence, lack of capacity, conversion, breach of contract, breach of fiduciary duty, tortious interference, false representation, quantum meruit, or any statute, code, or regulation, or any other theory whatsoever existing as of or prior to the Parties’ execution of this Agreement including, but not limited to any matter related to or arising out of the Debentures, Warrants, and/or SPA (the “Released Matters”). It is the intent and desire of the Parties hereto once and for all time to bring an end to any disputes or contemplated and/or threatened litigation between or among them related to or arising out of the Released Matters. Therefore, this Agreement shall be construed in the broadest possible sense to cause a release of all claims of any kind, whether described, mentioned, or alluded to herein, including, but not limited to, any claims, demands, and/or causes of action involving or arising out of any prior acts or omissions of the Released Parties. Notwithstanding any provisions of this Agreement to the contrary, the provisions of this Release expressly do not release the obligation of the Parties to comply with the terms of this Agreement. This Release is null and void if the Company voluntarily declares bankruptcy. For clarification any involuntary bankruptcy filing by creditors does not invalidate this Release.

11.Amendments; Waivers; No Other Amendment.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Purchaser.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Except as expressly modified by this Agreement, all terms, conditions and covenants contained in the Original Debenture and Original Warrant shall remain in full force and effect.

12.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger).  The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Purchaser.

13.Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

14.Successors. This Agreement shall inure to the benefit of and bind (i) any and all heirs, successors in interest, assigns, officers, members or employees of the Parties, as applicable and (ii) any persons or entities that acquire assignee or all or substantially all of the assets or a portion of the assets of assignee, whether by asset sale, equity transfer, merger, combination or otherwise.

15.Venue.  The Parties irrevocably submit exclusively to the jurisdiction of the State of New York and the venue of New York County in any action brought by the Parties concerning this Agreement or the performance thereof.

16.Choice of Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 13 related to indemnification, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable and documented attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

17.Interpretation.  No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted it.

18.Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

19.Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

20.Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and the Company may be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

21.Payment Set Aside.  To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

22.Usury.  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by Purchaser in order to enforce any right or remedy under any Transaction Document.  Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

23.Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

24.Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument.  Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

25.Acknowledgement. For the avoidance of doubt, to the extent that the Company does not satisfy the outstanding indebtedness by the Maturity Date, all of the default remedies in the SPA, the Original Debenture and any other related documentation will be available, without limitation, to the Purchaser and any and all prior and currently existing events of default under the Debenture will remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

Rapid Therapeutic Science Laboratories, Inc. By:_______________________________ Name: Donal R. Schmidt, Jr. Title: CEO	[HOLDER] By:_______________________________ Name: Title: